Exhibit (a)(27)

Message to employees issued by the Company on March 20, 2025.

Team,

Moments ago, Beacon announced that we have entered into a definitive agreement to be acquired by QXO for $124.35 per outstanding share, a total transaction value of approximately $11 billion. I’d like to provide some information on why we entered into this transaction, why now, and what it means for Beacon and our employees.

As you know, since launching our 2025 plan, we have transformed the Company, and it is thanks to all of your hard work and dedication that we are well positioned for future growth and success. Since QXO made its initial offer last November, we have evaluated strategic alternatives to enhance value for all our shareholders. Following our Board’s comprehensive review of strategic alternatives, we concluded that this transaction is in the best interests of Beacon and its shareholders given the immediate premium and certainty of value in cash it offers, particularly in an uncertain environment.

The transaction is expected to close by the end of April, subject to satisfaction of customary closing conditions. I know you have questions, so I’ve attached an FAQ to address some of them. The most important thing to know is that until the transaction is completed, we will remain an independent company, and it is business as usual.

While our ownership will be changing, our unwavering commitment to helping our customers build more remains the same. We should all remain focused on our day-to-day responsibilities, and I am counting on all of you to continue to deliver for our customers just as we always have.

Remember that one of the reasons QXO was so interested in Beacon is due to our highly talented people, and QXO has been clear that their goal is preserving the value we bring – which includes our people. Later this morning, you will hear directly from Brad Jacobs, CEO of QXO, at 11am ET, which you can access through this zoom link. He is very excited about the future of Beacon and looks forward to addressing our team. A calendar invite with call line details will follow. I know it is short notice, but please do make every effort to attend if your schedule allows.

I want to thank you for your continued hard work. Your dedication to Beacon and your unwavering focus on BUILDING MORE for our customers, employees and communities have made us who we are.

- Julian

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the views and expectations of Beacon Roofing Supply, Inc. (“Beacon”) regarding the consummation of the transactions contemplated by the merger agreement with QXO, Inc. (“QXO”) and its wholly owned subsidiary, Queen MergerCo, Inc. (the “Transactions”); any statements relating to the plans, strategies and objectives of management or the board of directors of Beacon for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Beacon and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of Beacon’s Form 10-K for the fiscal year ended December 31, 2024, and subsequent filings with the SEC. In addition, actual results may differ materially from those indicated in any forward-looking statements as the result of: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Beacon’s stockholders will tender their stock in the tender offer; the possibility that various closing conditions for the Transactions may not be satisfied or waived on the anticipated timeframe or at all; factors relating to the Transactions, including the effects of the Transactions, or the completion or failure to complete the Transactions, on Beacon’s businesses; product shortages; changes in supplier pricing and rebates; inability to identify acquisition targets or close acquisitions; difficulty integrating acquired businesses; inability to identify new markets or successfully open new locations; catastrophic safety incidents; cyclicality, seasonality and weather; IT failures or interruptions, including as a result of cybersecurity incidents; goodwill or intangible asset impairments; disruptions in the capital and credit markets; debt leverage; loss of key talent; labor disputes; and regulatory risks. Beacon may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this communication are qualified by the factors, risks and uncertainties referenced above and readers are cautioned not to place undue reliance on forward-looking statements. In addition, the forward-looking statements included in this communication represent Beacon’s views as of the date of this communication and these views could change. However, while Beacon may elect to update these forward-looking statements at some point, Beacon specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing Beacon’s views as of any date subsequent to the date of this communication.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the pending Transactions involving Beacon and QXO. QXO will cause Queen MergerCo, Inc., a wholly owned subsidiary of QXO, to amend its previously commenced tender offer, which was commenced on January 27, 2025 and contemplated a purchase of all of the outstanding shares of common stock, par value $0.01 per share, of Beacon (the “Shares”) at a price of $124.25 per Share (such offer, the “January Offer”), to increase the purchase price of the Shares to $124.35 per share in cash, without interest, and to make such other amendments to reflect the execution, terms and other conditions of the merger agreement (the “Amended Offer” and together with the January Offer, the “Offer”). QXO will file with the SEC an amended “Tender Offer Statement” on Schedule TO with respect to the Offer and Beacon will file with the SEC a “Solicitation/Recommendation Statement” on Schedule 14D-9 pertaining to the Offer. BEACON’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE TENDER OFFER STATEMENT AND SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and stockholders may obtain a copy of the Tender Offer Statement and Solicitation/Recommendation Statement, any amendments or supplements thereto and other documents filed by Beacon and QXO with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials & Presentations” section of Beacon’s website, https://ir.beaconroofingsupply.com/.